Exhibit 3.1

Attachment To

Articles of Amendment to the

Amended and Restated Articles of Incorporation of

HyperSpace Communications, Inc.

Article I of the Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

“I. Entity Name. The name of the corporation (hereafter the “Corporation”) is: MPC CORPORATION.”

The first sentence of Article IV of the Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

“IV. Capital Stock. The Corporation is hereby authorized to issue One Hundred-One Million (101,000,000) shares of capital stock, of which One Hundred Million (100,000,000) shares shall be “Common Stock” (defined below) and One Million (1,000,000) shares shall be “Preferred Stock” (defined below).”

36120-0005/LEGAL13487442.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HYPERSPACE COMMUNICATIONS, INC.

This document is entitled to be filed pursuant to sections 7-90-301 et. seq. and 7-110-106 of the Colorado Revised Statutes:

FIRST: The domestic entity name of the corporation is:

HYPERSPACE COMMUNICATIONS, INC.

SECOND: The first sentence of Article IV of the Amended and Restated Articles of Incorporation of HyperSpace Communications, Inc., is hereby amended in its entirety to read as follows:

IV. Capital Stock. The Corporation is hereby authorized to issue Fifty-one Million (51,000,000) shares of capital stock, of which Fifty Million (50,000,000) shares shall be "Common Stock" (defined below) and One Million (1,000,000) shares shall be "Preferred Stock" (defined below).

THIRD: The name and address of the individual who causes this document to be delivered for filing is:

Mark Pougnet

HyperSpace Communications, Inc.

8480 E. Orchard Road

Suite 6600

Greenwood Village, CO 80111

303-566-6504

36120-0005/LEGAL13487442.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HYPERSPACE COMMUNICATIONS, INC.

Pursuant to § 7-90-301 et. seq., § 7-110-107 and § 7-90-304.5 of the Colorado Revised Statutes ("C.R.S."), these Amended and Restated Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

I.	Entity Name. The name of the corporation (hereafter the “Corporation”) is: HYPERSPACE COMMUNICATIONS, INC.

II.	Principal Place of Business. The address of the Corporation’s principal place of business is: 8480 E. Orchard Road, Suite 6600, Denver, CO 80111.

III.

Registered Agent. The address of the Corporation’s Registered Office is Perkins Coie LLP, 1899 Wynkoop Street, Suite 700, Denver, CO 80202. The name of the Corporation’s Registered Agent at that office is Sean C. Stewart, Esq.

IV.

Capital Stock. The Corporation is hereby authorized to issue Twenty Five Million (25,000,000) shares of capital stock, of which Fifteen Million (15,000,000) shares shall be "Common Stock" (defined below) and Ten Million (10,000,000) shares shall be "Preferred Stock" (defined below). The designations and preferences, conversions, and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

(a) Preferred Stock

The corporation may divide and issue the Preferred Stock in series. Preferred shares of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors hereby is expressly vested with authority to divide the class of Preferred Stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the laws of the state of Colorado with respect to the following:

(i)	The number of shares to constitute such series, and the distinctive designations thereof;

(ii) The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividends shall accrue;

(iii)	Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(iv)	The amount payable upon shares in event of involuntary liquidation;

(v)	The amount payable upon shares in event of voluntary liquidation;

(vi)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(vii) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(viii)	Voting rights, if any; and

(ix) Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

(b)	Common Stock

(i) The holders of Common Stock shall have and possess all rights as shareholders of the corporation except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the preferred

36120-0005/LEGAL13487442.1

stock. All Common Stock, when duly issued, shall be fully paid and nonassessable. The holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(ii) Each shareholder of record shall have one vote for each share of Common Stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder shall have as many votes for each share of Common Stock held by him as there are directors to be elected and for whose election the shareholder has a right to vote.

V.	Cumulative Voting. The shareholders shall not be entitled to use cumulative voting in the election of Directors.

VI.

Classified Board of Directors. The directors of the Corporation shall be divided into three classes, each class to consist, as nearly as may be, of one-third of the number of directors then constituting the whole board of directors. The directors of the first class shall be elected for a term to expire at the first annual meeting of shareholders after their election, the directors of the second class shall be elected for a term to expire at the second annual meeting of shareholders after their election, and the directors of the third class shall be elected for a term to expire at the third annual meeting of shareholders after their election. At each annual meeting of shareholders at which the terms of a class of directors expires, their successors shall be elected to hold office until the third succeeding annual meeting of shareholders.

VII.

Director and Officer Liability. To the fullest extent permitted by the Colorado Business Corporation Act, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer.

VIII.

Indemnification. The Corporation shall indemnify any person and his estate and personal representative against all liability and expense incurred by reason of the person being or having been a director or officer of the Corporation to the full extent and in any manner that directors may be indemnified under the Colorado Business Corporation Act, as in effect at any time. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, contract, resolution of the shareholders or directors, or otherwise, so long as such provision is legally permissible.

IX.

No Action By Unanimous Written Consent of the Shareholders. Any action required or permitted to be taken at a meeting of shareholders of the Corporation must be effected at a duly called annual or special meeting of the shareholders of the Corporation, and the ability of shareholders to act by unanimous written consent is hereby specifically denied

X.

Shareholder Approval of Amended and Restated Articles of Incorporation. These Amended and Restated Articles of Incorporation were approved and adopted by the shareholders of the Corporation, and the number of votes cast for approval and adoption of these Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the amendment and restatement was sufficient for approval by that voting group.

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgement of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of Part 3 of Article 90 of Title 7, C.R.S., the constituent documents, and the organic statutes, and the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

XI.	Delivery for Filing. The name(s) and address(es) of the individual(s) causing this document to be delivered for filing:

Name	Address
Mark Pougnet	8480 E. Orchard Rd
Suite 6600
Greenwood Village, CO 80111

36120-0005/LEGAL13487442.1